10990 Roe Avenue
Overland Park, KS 66211-1213
(913) 696-6100
(913) 696-6116 FAX
N E W S R E L E A S E
Y E L L O W C O R P O R A T I O N

November 20, 2003

For Immediate Release

YELLOW CORPORATION TO ISSUE AN ADDITIONAL $20 MILLION OF CONTINGENT CONVERTIBLE SENIOR NOTES DUE 2023, BRINGING THE TOTAL TO $150 MILLION

OVERLAND PARK, KAN. – Yellow Corporation (NASDAQ: YELL) (“Yellow”) announced today that it will issue an additional $20 million of 3.375% Contingent Convertible Senior Notes due 2023 (the “notes”) pursuant to the exercise of the initial purchasers’ overallotment option. The notes will be issued under Rule 144A of the U.S. Securities Act of 1933, as amended (the “Securities Act”) and are in addition to the $130 million of notes announced on November 19, 2003. On the November 25, 2003 settlement date, Yellow will receive net proceeds, after discounts and commissions and before interest, of $145.5 million from the sales.

The notes have an annual interest rate of 3.375% and are convertible into shares of Yellow common stock at a conversion price of $46.00 per share and upon the occurrence of certain other events. The notes may not be redeemed by Yellow for nine years, but are redeemable at any time thereafter at par. Holders of the notes have the option to require Yellow to purchase their notes at par on November 25, 2012, 2015 and 2020, and upon a change in control. These terms and other material terms and conditions applicable to the notes are governed by the indenture governing the notes. Yellow expects to use the net proceeds from the offering as part of the financing for its proposed acquisition of Roadway Corporation (NASDAQ: ROAD) and, if such transaction is not completed, for general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction. Unless the notes are registered, the notes and the common stock issuable upon their conversion may be offered or sold only in transactions that are exempt from registration under the Securities Act and other applicable security laws.

Yellow Corporation, a Fortune 500 company, is a holding company that through wholly-owned operating subsidiaries offers its customers a wide range of asset and non-asset-based transportation services integrated by technology. Its largest subsidiary, Yellow Transportation, offers a full range of regional, national and international services for the movement of industrial, commercial and retail goods. Meridian IQ is a non-asset global transportation management company that plans and coordinates the movement of goods worldwide. Yellow Technologies provides innovative technology solutions and services exclusively for Yellow Corporation companies. Headquartered in Overland Park, Kansas, Yellow Corporation employs approximately 23,000 people.

Roadway Corporation, a Fortune 500 company included in the Dow Jones Transportation Average, is a holding company that through wholly-owned operating subsidiaries offers its customers a wide range of asset and non-asset-based transportation services. Its principal subsidiaries include Roadway Express and Roadway Next Day Corporation. Roadway Express is a leading transporter of industrial, commercial and retail goods in the two to five day regional and long-haul markets. Roadway Next Day Corporation is focused on business opportunities in the shorter-haul regional and next day markets. Headquartered in Akron, Ohio, Roadway Corporation employs approximately 27,000 people.

Analyst Contact: Stephen Bruffett
Yellow Corporation
913-696-6108
steve.bruffett@yellowcorp.com

Media Contact: Suzanne Dawson
Linden Alschuler & Kaplan
212-329-1420
sdawson@lakpr.com